Exhibit 23.4
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Limoneira Company for the registration of common stock of our report dated January 10, 2020, with respect to the financial statements of Limoneira Lewis Community Builders, LLC as of October 31, 2018 and for each of the two years in the period ended October 31, 2018 included in the Annual Report (Form 10-K) of Limoneira Company for the year ended October 31, 2019, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Irvine, California
June 9, 2020